EXECUTION VERSION



                                 PROMISSORY NOTE


$1,800,000                                                        March 29, 2004


                  FOR VALUE RECEIVED, the undersigned, ACCESS INTEGRATED TECHNOLOGIES, INC., a Delaware corporation ("MAKER"), hereby promises to pay to the order of THE BOEING COMPANY, a Delaware corporation ("SELLER"), the aggregate amount of ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000) in lawful money of the United States of America. This note (the "Note") is issued pursuant to that certain Asset Purchase Agreement dated as of the date hereof among Maker and Seller (the "ASSET PURCHASE AGREEMENT") and is subject to its terms. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Asset Purchase Agreement.

                  1. PAYMENT OF PRINCIPAL. (a) In addition to any earlier prepayment as provided in this Note, the Maker shall repay the principal amount outstanding under this Note in four equal annual payments of $450,000 on each of the following dates: April 1, 2005, April 1, 2006, April 1, 2007 and April 1, 2008 (or the next business day if any such day is not a business day).

                  (b) The parties hereto acknowledge and agree that with respect to the payments required under this Note:

                           (i)      The Maker will prepay the principal payments
required under Section 1 (a) hereof on a dollar for dollar amount equal to the gross proceeds realized by Maker under the Managed Storage Services Agreement (including gross proceeds contemplated under Section 5.11 of the Asset Purchase Agreement) (collectively, "Gross Proceeds"), such prepayment to be made by Maker hereunder within 30 days of receipt from Seller of such Gross Proceeds;

                           (ii)     In addition to  the payments  required under
Section 1 (a) hereof (as may be prepaid under Section 1 (b)(i) hereof), the Maker will also prepay the then-outstanding principal amount under this Note on a dollar for dollar basis in an amount equal to the gross proceeds realized by Maker for any fees and charges for Services (as defined in the Asset Purchase Agreement) in excess of those fees and charges under the Managed Storage Services Agreement which are contemplated by Section 5.11 of the Asset Purchase Agreement (collectively, "Additional Gross Proceeds"), such prepayment to be made by Maker hereunder within 30 days of receipt from Seller of any such Additional Gross Proceeds;

                           (iii)    If Seller  fails to timely make any payment
with respect to any indemnification claim in accordance with Article VI of the Asset Purchase Agreement ("Indemnification Payment"), Maker shall set-off the amount of such Indemnification Payment against the then-outstanding principal amount under this Note on a dollar for dollar basis.

                  2. INTEREST. This Note shall not bear any interest; PROVIDED, HOWEVER, the parties agree that for income tax purposes, a portion of the principal payments shall constitute the receipt of interest in accordance with the provisions of Code section 483 of the Internal Revenue Code of 1986, as amended (the "Code").

                  3. FORM AND PLACE OF PAYMENT. Subject to Section 1 of this Note, payments on this Note shall be in lawful money of the United States of America which, at the time of payment, is legal tender for public and private debts. All payments under this Note shall be made at the Maker's option by (i) delivery of a company check to Seller to the address set forth in Section 7 hereof or to such other address as shall be specified in writing by Seller to Maker or (ii) by wire transfer of immediately available funds.

                  4. PREPAYMENT. This Note may be prepaid in whole or in part at any time or from time to time without penalty or premium.

                  5. EVENTS OF DEFAULT. (a) Any of the following events shall constitute an "Event of Default" hereunder:

                  (i) The failure of Maker to make payment on this Note when and as the same shall become due and payable and, in each case, the continuance of such failure for a period of three (3) days after written notice from Seller to Maker; or

                  (ii) Maker shall (A) apply for or consent to the appointment of a receiver, trustee or liquidator for any part of its assets, (B) admit in writing Maker's inability to pay its debts as they become due, (C) make a general assignment for the benefit of
                           creditors,   (D)  be   adjudicated   as  bankrupt  or
                           insolvent, or (E) file a voluntary petition in bankruptcy or a petition seeking reorganization or file an answer admitting the material allegations of a petition filed against Maker in any bankruptcy, reorganization or insolvency proceeding.

                  (b) If an Event of Default shall occur and be continuing, Seller may, at its option, by five (5) days prior written notice or notices to Maker, declare the entire remaining unpaid balance of this Note to be due and payable, whereupon the same shall forthwith mature and become immediately due and payable; PROVIDED, HOWEVER, that upon the occurrence of an
                           Event of Default described in Section 5(a)(ii) hereof, this Note shall be automatically accelerated without notice to the Maker or action of any kind by Seller. Each day during the continuance of an Event of Default, the aggregate unpaid amount (including any accrued and unpaid interest under this provision) shall bear interest at a rate equal to (i) the short term applicable federal rate under Code section 1274(d)(1)(A) (assuming monthly compounding) for such day plus (ii) 200 basis points.

                  (c) The Maker expressly waives diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity.



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

                  6. OTHER REMEDIES. In case any one or more Events of Default shall occur and be continuing, Seller, in addition to any other remedies Seller may have, proceed to protect and enforce its rights by an action at law, suit in equity, or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby.

                  7. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

                  (i)      If to Seller:

                                    The Boeing Company
                                    100 N. Riverside MC 5003-1001
                                    Chicago, Illinois 60606
                                    Attn: Corporate Secretary
                                    Facsimile: (312) 544-2829

                           With a copy to:

                                    Winston & Strawn LLP
                                    35 West Wacker Drive
                                    Chicago, Illinois 0601
                                    Attention:  Oscar David
                                    Facsimile: (312) 558-5700

                   (ii) If to Maker:

                                    Access Integrated Technologies, Inc.
                                    55 Madison Avenue, Suite 300
                                    Morristown, New Jersey  07960
                                    Attn:  General Counsel
                                    Facsimile: (973) 290-0081

                           With a copy to:

                                    Kelley Drye & Warren LLP
                                    101 Park Avenue
                                    New York, New York 10178
                                    Attention:  Jonathan Cooperman
                                    Facsimile: (212) 808-7897



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

or to such other address as such party may indicate by a notice delivered to the other party hereto.

                  8. CONSTRUCTION. The captions utilized herein are for the convenience of the parties only and shall not affect the construction or interpretation hereof.

                  9. ASSIGNABILITY. This Note shall not be assignable by Maker or Seller without the prior written consent of the other party.

                  10. GOVERNING LAW. This Note shall be governed by the laws of the State of Delaware.

                  11. SUCCESSORS AND ASSIGNS. This Note shall inure to the benefit of Seller and its successors and permitted assigns and shall be binding upon Maker and its successors and permitted assigns.

                            [signature page follows]



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




                  IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered in its corporate name by a duly authorized officer as of the date first written above.

                                        ACCESS INTEGRATED TECHNOLOGIES, INC.

                                        By:/s/ A. Dale Mayo
                                           -------------------------------------
                                           A. Dale Mayo
                                           President and Chief Executive Officer




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